Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Exhibit 10.20

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland 21218-2695 (“JHU”) and TOKAI PHARMACEUTICALS, INC., a Delaware corporation having an address at One Broadway, 14th Floor, Cambridge, Massachusetts 02142 (“LICENSEE”).

RECITALS

WHEREAS, a valuable invention or inventions listed and described in Exhibit A (“INVENTION”) was/were developed during the course of research conducted by the inventors listed on Exhibit A (all hereinafter, “INVENTORS”). JHU has acquired through assignment all rights, title and interest of said INVENTORS in said valuable INVENTION and the related patent rights. JHU desires that the invention be perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

WHEREAS, LICENSEE desires to obtain certain rights in such INVENTIONS and related patent rights and know-how as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable inventions and/or know-how, and JHU desires to grant such rights to LICENSEE on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties to this Agreement hereby agree as follows:

1.	DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. Any reference herein to any defined term shall include both the singular and the plural, whether or not both forms are included in the reference. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1 “AFFILIATED COMPANY” means any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with LICENSEE. For purposes of this Paragraph control shall mean the direct or indirect ownership of at least fifty percent (50%) of the voting stock or other ownership interest of such entity.

1.2 “EFFECTIVE DATE” means the date that the last party hereto has executed this Agreement.

1.3 “EXCLUSIVE LICENSE” means that, subject to specific limitations in this Agreement, and subject to rights retained by the United States Government, if any, JHU grants to LICENSEE all of JHU’s rights under the LICENSED PATENT(S) in the FIELD OF USE in the LICENSED TERRITORY. Exclusive refers to LICENSED PATENTS only. KNOW HOW, data and other materials licensed are provided on a non-exclusive basis only.

1.4 “FIELD OF USE” has the meaning given it in Exhibit A.

1.5 “FIRST COMMERCIAL SALE” means the first transfer by a LICENSEE, AFFILIATED COMPANY or SUBLICENSEE of a LICENSED PRODUCT or LICENSED SERVICE for value, but shall not include a transfer of materials for the purpose of use in a clinical trial, where the consideration received is intended to cover the manufacturing costs of the materials.

1.6 “IMPROVEMENT” means an invention( a) that is first conceived or reduced to practice on or after the EFFECTIVE DATE, (b) where an INVENTOR is an inventor as determined under U.S. patent law, and (c) the use or practice of which in the FIELD OF USE would be dominated by one or more claims of the LICENSED PATENTS.

1.7 “JHU REF. NUMBER” means the JHU Technology Transfer Office case number or numbers, shown on Exhibit A, to which the TECHNOLOGY licensed pertains. It is used for JHU reference only. The TECHNOLOGY licensed herein is described in this Agreement, and may not include all the technology that may be a part of the JHU reference number.

1.8 “JHU INDEMNITEES” means JHU, The Johns Hopkins Hospital, The Johns Hopkins Health System Corporation, and their affiliated entities, their present and former trustees, officers, INVENTORS, agents, faculty, employees and students.

1.9 “KNOW HOW” means non-public information, including but not limited to data, test results, research methodology or manufacturing techniques created by INVENTORS that is necessary or useful for the effective practice of the LICENSED PATENTS.

1.10 “LICENSED PATENT” means (a) [**] and the inventions disclosed and claimed therein, (b) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (c) any patents issuing on any patent application identified in (a) or (b), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (d) any claim of a continuation-in-part application or patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a), (b), (c); (e) any foreign counterpart (including PCTs) of any patent or patent application identified in (a), (b), or (c) or of the claims identified in (d); and (f) any supplementary protection certificates, pediatric exclusivity periods, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (a) through (e).

1.11 “LICENSED PRODUCT” shall mean any process or method, material, compositions, drug, or other product, created or developed using TECHNOLOGY, or for which the development, manufacture, use or sale, if done by a third party without rights under the LICENSED PATENT(S), would constitute an infringement of a VALID CLAIM of LICENSED PATENTS.

1.12 “LICENSED SERVICE” includes any service or services, including the manufacture of any product or the use of any product or composition, performed by LICENSEE for any third party using or incorporating the TECHNOLOGY, or which, if done by a third party without rights under the LICENSED PATENT(S), would constitute an infringement of a claim of LICENSED PATENTS.

1.13 “LICENSED TERRITORY” means all of the countries in the world.

1.14 “NET REVENUES” whether they be NET SALES REVENUES OR NET SERVICE REVENUES shall include everything of value actually received by LICENSEE, AFFILIATED COMPANIES and

SUBLICENSEE(S) for the sale, license, lease or other transfer of LICENSED PRODUCTS, or the performance of LICENSED SERVICES. Consideration includes but is not limited to currency, equity of the purchaser, lessee or other transferee, intangible rights, services and other things of value provided or received as part of the transaction for LICENSED PRODUCTS or LICENSED SERVICES, the fair value of which must be included to determine NET REVENUES. NET REVENUES may be calculated using the accrual or cash method, but such calculation must be consistent from month to month and year to year, and must be the same method used by LICENSEE for all similar transactions, or if none, the same method used generally by LICENSEE in reporting its business activity for United States federal tax purposes.

NET REVENUES may exclude the following items, but only to the extent that they are included in gross revenue, and are separately billed to purchaser, and paid or remitted by LICENSEE to third parties:

(i) import, export, excise and sales taxes, custom duties, and shipping charges;

(ii) costs of packing, insurance covering damage during shipping, and transportation from the place of manufacture to the customer’s premises or point of installation; and

(iii) amounts repaid or credited by reason of rejections, defects, errors, overbilling, recalls or returns.

In the event that a LICENSED PRODUCT or LICENSED SERVICE is sold in a country or other jurisdiction in the Territory in the form of a combination product/service, NET REVENUES shall be calculated by multiplying NET REVENUES for the combination product/service by the fraction A/(A+B), where A is the invoice price of the LICENSED PRODUCT or LICENSED SERVICE and B is the invoice price of the other service(s) in the combination product/service if both the LICENSED PRODUCT or LICENSED SERVICE (as applicable) and the other product(s) or service(s) are sold separately. If either the LICENSED PRODUCT or LICENSED SERVICE (as applicable) or the other product(s) or service(s) in the combination product/service are not sold separately, NET REVENUES shall be calculated by multiplying NET REVENUES for the combination product/service by the fraction C/(C+D), where C is the value of the LICENSED PRODUCT or LICENSED SERVICE (as applicable) and D is the reasonably estimated value (using accepted industry standards) of the other product(s) or service(s) in the combination product/service, based at least in part on the value of the other active component or components used in the combination product/service.

1.15 “NET SALES REVENUES” shall mean NET REVENUES derived from the sale of LICENSED PRODUCTS, where a sale includes any license of use, lease, sale or other transfer of rights to the LICENSED PRODUCT.

1.16 “NET SERVICE REVENUES” SHALL mean NET REVENUES derived from the sale or performance of LICENSED SERVICES.

1.17 “PATENT COSTS” means all unreimbursed costs of prosecuting and maintaining any LICENSED PATENT, including reasonable attorneys’ fees or costs paid or incurred, and expenses paid or incurred for filing, maintenance, annuities, translation, or other costs directly related to the PATENT prosecution and maintenance.

1.18 “SUBLICENSEE” means any person or entity other than an AFFILIATED COMPANY to which LICENSEE has granted a sublicense of the TECHNOLOGY under this Agreement, but shall not include any service provider of LICENSEE, an AFFILIATED COMPANY or SUBLICENSEE obtaining an implied license under the TECHNOLOGY to perform the contracted services on behalf of LICENSEE, an AFFILIATED COMPANY or SUBLICENSEE.

1.19 “SUBLICENSING INCOME” means everything of value received by LICENSEE in consideration for any sublicense which includes rights to the TECHNOLOGY licensed herein. For clarity, and subject in all cases to clause (v) below, SUBLICENSING INCOME is the total amount received, regardless of whether or not the SUBLICENSE includes intellectual property in addition to the licensed TECHNOLOGY, and includes the sublicense fee, milestone payments, stock or other forms of equity, and the fair value of any services or other compensation received. The following may be excluded from the gross amount received for the sublicense when calculating SUBLICENSING INCOME:

(i) The reasonable cost of services to be performed thereafter by LICENSEE or an AFFILIATED COMPANY for or on behalf of the SUBLICENSEE if, but only if, those services are specifically described and the cost itemized and stated separately in the sublicense. Payments on the achievement of results shall be deemed to be milestone payments and are included in SUBLICENSING INCOME.

(ii) Reimbursement of the amount paid for fees incurred by LICENSEE, such as patent costs, or fees paid to governmental agencies, which are incurred after the date of the sublicense and are actually paid to third parties by LICENSEE.

(iii) Royalty payments on SUBLICENSEE’S NET REVENUES, which will be paid to JHU on pursuant to and on the terms of this Agreement.

(iv) The amount of any milestone payment made to JHU under this Agreement as a result of activity of LICENSEE or SUBLICENSEE, which results in a milestone payment by the sublicense to LICENSEE under the SUBLICENSE. The difference between the milestone payment to be paid to JHU and the milestone payment paid to LICENSEE by the sublicensee shall be considered SUBLICENSING INCOME. For clarification, if SUBLICENSEE makes a payment to LICENSEE as a milestone, and LICENSEE is obligated to make a milestone payment to JHU under this Agreement for that same milestone, that milestone payment amount paid to JHU shall be deducted from the milestone amount paid under the SUBLICENSE, and the remainder shall be the SUBLICENSING INCOME.

(v) The amount received for technology independently developed by LICENSEE or its AFFILIATED COMPANIES, or technology of third parties licensed or acquired by LICENSEE or its AFFILIATED COMPANIES and included in the SUBLICENSE, including LICENSEE’S patent rights claiming the composition of galeterone and related methods and formulations, if said amount is separately stated in the sublicense.

If the SUBLICENSE includes the right or obligation of the SUBLICENSEE to purchase equity in LICENSEE at a cost greater than the then current fair market value of the equity, the difference between the fair market value and the amount paid shall be SUBLICENSING INCOME.

1.20 “TECHNOLOGY” means the LICENSED PATENT(S) and KNOW HOW.

1.21 “VALID CLAIM” means those claims of an issued patent in any country that (i) has not expired; (ii) has not been disclaimed; (iii) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken; and (iv) in the case of a pending application, was filed and is being prosecuted in good faith towards allowance.

2.	GRANT

2.1 Grant. Subject to the terms and conditions of this Agreement, JHU grants LICENSEE and its AFFILIATED COMPANIES an EXCLUSIVE LICENSE under the LICENSED PATENTS and a non-exclusive license under the KNOW-HOW in the FIELD of USE to make, have made, use, sell, offer to sell and import LICENSED PRODUCTS and perform LICENSED SERVICES in the LICENSED TERRITORY. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments. In addition, LICENSEE shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the LICENSEE.

2.2 Retained Rights.

2.2.1 JHU Rights. JHU retains the right, on behalf of itself, the INVENTORS and all other non-profit academic or research institutions to whom JHU extends rights, to practice and use TECHNOLOGY in the FIELD OF USE for any research or non-profit purpose, including, but not limited to sponsored research and collaborations with commercial entities (including for clinical trials), and assessment of patients at JHHS/JHU institutions (such as via the JHU CUA laboratory). JHU also has the right to publish any information included in the TECHNOLOGY.

2.2.2 Government Rights. This Agreement is subject to Title 35 Sections 200-204 of the United States Code as implemented in 37 CFR Part 401, as may be amended from time to time. Among other things, these provisions provide the United States Government with certain nonexclusive rights in a LICENSED PATENT if federal funds were used to develop the TECHNOLOGY. They also impose the obligation that LICENSED PRODUCTS sold or produced in the United States be “manufactured substantially in the United States. LICENSEE will ensure all required obligations of these provisions are met.

2.2.3 No Implied licenses. The practice of the foregoing retained rights by JHU shall under no circumstances be construed as a license or ownership interest in, or other right to, any patent rights, know-how or other intellectual property rights of LICENSEE or its AFFILIATED COMPANIES and SUBLICENSEES, including without limitation any intellectual property rights covering or claiming galeterone or methods of manufacture or use thereof.

2.3 Option Grant. JHU will inform LICENSEE in writing of IMPROVEMENTS. JHU grants to LICENSEE an option to negotiate for an exclusive license in the FIELD OF USE to any and all of JHU’s interests in the IMPROVEMENTS. The parties agree to negotiate in good faith the commercially reasonable terms and conditions of such an exclusive license, that may arise out of this Agreement. LICENSEE shall exercise its option by notifying JHU in writing of IMPROVEMENTS which LICENSEE intends to license within [**] days of LICENSEE’s notification by JHU of such IMPROVEMENTS. LICENSEE shall also provide JHU with a diligence plan providing reasonable assurance to JHU of LICENSEE’S plans and capabilities to develop IMPROVEMENTS into a LICENSED PRODUCT or LICENSED SERVICE in the FIELD OF USE for public use or benefit. The option will be subject to LICENSEE reimbursing JHU for all unreimbursed costs of preparation, filing, prosecution and maintenance of patent rights incurred during the option and negotiation periods with respect to any IMPROVEMENTS. JHU and LICENSEE will have [**] months to come to terms after JHU receives notice of LICENSEE’s intent to license any

IMPROVEMENTS, after which, JHU will be free to license such IMPROVEMENTS to third parties without restriction. Such option will be subject to (i) Section 2.2 above, and (ii) any third party rights.

2.4 Specific Exclusions. JHU does not:

2.4.1 commit to LICENSEE to bring suit against third parties for infringement, except as described in Article 9;

2.4.2 agree to furnish to LICENSEE any technology or technological information other than the TECHNOLOGY; or

2.4.3 agree to provide LICENSEE with any know how, invention, data, results or other assistance in the future unless specifically and clearly identified in this Agreement.

2.5 Transfer of Know-How. Promptly following the EFFECTIVE DATE, JHU, through the INVENTORS, shall provide LICENSEE with tangible manifestations of the KNOW-HOW in existence as of the EFFECTIVE DATE that may be reasonably requested by LICENSEE, and shall ensure that the INVENTORS will be reasonably available to LICENSEE during the [**] month period following the EFFECTIVE DATE to respond to questions that LICENSEE may have regarding the use or practice of the KNOW-HOW in the FIELD OF USE.

3.	SUBLICENSING

3.1 Permitted Sublicensing. LICENSEE may grant sublicenses in the FIELD OF USE in the LICENSED TERRITORY. For clarity, LICENSEE shall be responsible to pay JHU royalties due JHU on sales of LICENSED PRODUCTS and LICENSED SERVICES by a SUBLICENSEE, to the same extent as if LICENSEE made those sales directly, and whether or not SUBLICENSEE remits required royalty payments to LICENSEE.

3.2 Sublicense Requirements. Any sublicense agreement executed pursuant to Section 3.1:

(i) is subject to this Agreement;

(ii) will not permit a SUBLICENSEE to further sublicense without JHU’s consent;

(iii) will, as a condition of validity, expressly include the provisions of Articles 7, 8, 10.3 and 12.2 for the benefit of JHU;

(iv) will, if this Agreement is terminated, require the transfer to JHU of all obligations, including the payment of royalties specified in the SUBLICENSE, without setoff for debts or obligations of LICENSEE to SUBLICENSEE; and

(v) will not be valid against JHU as to terms, conditions, obligations or limitations that are inconsistent with this Agreement and these sublicensing requirements.

3.3 Notice and Copy of Sublicense. LICENSEE will notify JHU and within [**] days of execution will submit to JHU an unredacted copy of each sublicense, the terms of which will not be considered confidential as to JHU, but which terms JHU will treat as LICENSEE’s confidential information.

3.4 Sublicensing Income. LICENSEE will share with and pay to JHU that portion of SUBLICENSING INCOME as stated in Exhibit A.

4.	DILIGENCE REPORTING AND DEVELOPMENT

4.1 Federal Funding. It is the requirement of federal law, and the obligation of JHU and LICENSEE, that inventions created with federal funding be diligently developed into useful products and services.

4.2 Milestones. LICENSEE will diligently develop markets for and develop, manufacture, and sell LICENSED PRODUCTS and LICENSED SERVICES. In addition, LICENSEE will use commercially reasonable efforts to meet the milestones and target dates, if any, shown in Exhibit A, and notify JHU in writing within [**] days after each milestone is met.

4.3 Diligence Report.

4.3.1 By [**] of each year, LICENSEE will submit a written annual report to JHU covering the preceding calendar year. The report will follow the Diligence Report Guidelines stated on Exhibit C and shall include information reasonably sufficient to enable JHU to satisfy reporting requirements of the U.S. Government and for JHU to ascertain progress by LICENSEE toward meeting this Agreement’s diligence requirements. Each report will describe, where relevant:

(i) progress by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) toward commercialization of LICENSED PRODUCTS or LICENSED SERVICES;

(ii) any FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCTS or LICENSED SERVICE made or obtained by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE, the patents or patent applications licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service;

(iii) a certificate of insurance or other evidence of insurance, as required by this Agreement, or a statement of why such insurance is not currently required;

(iv) identification of all AFFILIATED COMPANIES and SUBLICENSEE(S) which have exercised rights to the TECHNOLOGY, or a statement that no AFFILIATED COMPANY or SUBLICENSEE has exercised such rights;

(v) description of any diligence milestones achieved during the prior, and identification of any milestones expected to be achieved in the next year;

(vi) description of any sublicenses under the TECHNOLOGY that were entered during the year, with a copy of the sublicense agreement if not previously provided.

(vii) notification of any change of control, name change or other significant change related to this Agreement or LICENSEE.

4.3.2 Reports may be submitted electronically to an email address provided on request by JHU. Such reports shall be the Confidential Information of LICENSEE.

5.	FEES, ROYALTIES AND OTHER PAYMENTS

5.1 License Fee. LICENSEE shall pay to JHU the noncreditable, nonrefundable license fee as described in Exhibit A within [**] days of the EFFECTIVE DATE.

5.2 Patent Costs. Exhibit A includes a summary of unreimbursed PATENT COSTS, and LICENSEE will reimburse JHU the amount stated in Exhibit A at such time or in such manner as stated in Exhibit A.

5.3 Minimum Annual Royalty.

5.3.1 LICENSEE will pay JHU a yearly Minimum Annual Royalty (“MAR”) as described in Exhibit A, which will be paid in advance on or before [**] of each calendar year and which will apply to that calendar year.

5.3.2 MAR payments are nonrefundable. Earned royalty payments due on NET REVENUES occurring in the year to which the MAR pertains may be offset against the Minimum Annual Royalty paid for that year, but only for that year, without carry forward or back.

5.4 Milestone Payments. LICENSEE will pay JHU milestone payments as stated on Exhibit A. Within [**] days of achieving a milestone set forth on Exhibit A. LICENSEE will report the achievement to JHU, and pay to JHU the milestone payment required. Milestones achieved should be included in the diligence report described in Section 4.3, even if previously reported.

5.5 Earned Royalty. LICENSEE will pay JHU earned royalties, as described in Exhibit A, which shall be paid quarterly unless a different payment schedule is specifically stated. LICENSEE may deduct from the earned royalty the amount of any MAR paid for the year in which the quarter occurs, until all of the MAR has been deducted from payments due for that year, after which any earned royalty in excess of the MAR shall be paid to JHU.

5.6 Duration of Royalty Payments. Royalties shall be paid as described in Exhibit A for each LICENSED PRODUCT manufactured or produced or each LICENSED SERVICE performed, on a country-by- country basis, until the later to occur of: (a) ten (10) years from date of FIRST COMMERCIAL SALE of that particular LICENSED PRODUCT or LICENSED SERVICE in that country and (b) the last to expire patent included within the LICENSED PATENTS in such country.

5.7 Payment for All Activities Performed under this Agreement. If LICENSED PRODUCTS are made, used, imported, or offered for sale before the date this Agreement terminates, and those LICENSED PRODUCTS are sold after the effective date of termination, LICENSEE will pay JHU the earned royalty based on the NET REVENUE of those LICENSED PRODUCTS. In addition, use of the TECHNOLOGY by LICENSEE shall be deemed to be use which is licensed under this Agreement, regardless of where performed, whether or not specific LICENSED PATENTS exist in the location of the activity for which activity a royalty or other payment is due under this Agreement.

5.8 Obligation to Pay Royalties and Other Payments. Payments required herein must be paid on the dates or upon the conditions stated, notwithstanding any claims by either LICENSEE or third party challenging the validity of the LICENSED PATENTS. Payments once made are not refundable even if the LICENSED PATENTS are later determined to be invalid or not applicable to the particular product or service.

5.9 Currency. For NET REVENUES in currencies other than U.S. Dollars, LICENSEE will calculated the royalty in U.S. Dollars quarterly, using the appropriate foreign exchange rate for the currency as quoted by the United States Federal Reserve Bank, for the last business day of each calendar quarter, to apply to payments earned by activities during that quarter.

5.10 Non-U.S. Taxes. If non-U.S. taxes are due on royalty or other payments, such taxes shall be deemed to be in addition to the payment, and LICENSEE will pay all non-U.S. taxes related to royalty and any other payments under this Agreement. These tax payments are not deductible from any payments due to JHU. JHU will cooperate with LICENSEE to receive a refund of such taxes to the extent available, and such refund shall be retained by LICENSEE.

5.11 No requirement of invoice. All payments are due on the due date without invoice or demand for payment by or from JHU.

5.12 Interest. Payments are considered due on the dates and at the times described in this agreement, and if not so stated, within [**] days of the date of the event requiring the payment. Payment is made when received by JHU. Payments not received within [**] days of the due date shall, beginning on the due date, bear interest at the rate of [**]% per annum, whether or not JHU has made a demand for such payment or interest. Acceptance of late payments without interest will not act as a waiver of this provision.

5.13 Payments and Obligations. All payments and obligations which come due shall be and remain due, and the existence of a dispute shall not suspend any duties under this License Agreement.

5.14 Invoicing by JHU. JHU may submit all invoices for any payments due in electronic form via e-mail sent to the e-mail address supplied by LICENSEE from time to time. An invoice directed to the last email address provided by LICENSEE to JHU shall be deemed received by LICENSEE when sent by JHU.

5.15 Method of Payment. All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

5.16 Payment Information. Payments shall be made as follows, or as further notified from time to time by JHU:

All check payments from LICENSEE to JHU shall be sent to:

Attention:	Executive Director
Johns Hopkins Technology Transfer
The Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
	Attn:	A26360

or such other addresses which JHU may designate in writing from time to time. Checks are to be made payable to the “Johns Hopkins University”. Wire transfers may be made through:

ACH Info:	[**]

FED WIRE:	[**]

FED WIRE:	[**]

Company shall be responsible for any and all costs associated with wire transfers.

6.	ROYALTY REPORTS AND ACCOUNTING

6.1 Quarterly Earned Royalty Payment and Report. Beginning with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED SERVICE, LICENSEE will thereafter submit to JHU a written report [**] days after the end of each calendar quarter (even if there are no NET REVENUES during that quarter), along with payment of any earned royalty due. This report will be in the form of Exhibit B and will state the number, description, and aggregate NET REVENUES of LICENSED PRODUCTS and LICENSED SERVICES for the completed calendar quarter. Such reports must be filed and payments made during any claim against or challenge to the scope or validity of the LICENSED PATENTS.

6.2 No Refund. In the event that a validity or non-infringement challenge of a LICENSED PATENT is successful, LICENSEE will have no right to recoup any royalties paid before or during the challenge period.

6.3 Termination or Expiration Report. LICENSEE will pay to JHU all applicable royalties and submit to JHU a written report within [**] days after the license expires or terminates. LICENSEE will continue to submit required earned royalty payments and reports to JHU after the license terminates, until all LICENSED PRODUCTS made or imported under the license have been sold, and thereafter until the time for paying earned royalties has expired.

6.4 Accounting. LICENSEE will maintain records showing manufacture, importation, sale, and use of LICENSED PRODUCTS or performance of LICENSED SERVICES and the revenue received for [**] years from the date of sale of that LICENSED PRODUCT or LICENSED SERVICE. Records will include general ledger records showing cash receipts and expenses, and records that include production records, customers, invoices, serial numbers and related information in sufficient detail to enable JHU to determine the royalties payable under this Agreement.

6.5 Audit by JHU. LICENSEE will allow an independent accounting firm designated by JHU to examine LICENSEE’s records during regular business hours upon [**] days’ prior written notice to LICENSEE for the sole purpose of verifying payments made by LICENSEE under this Agreement. Such inspection may not be made more than [**]. The costs of such inspection shall be paid by JHU; provided, however, that if the audit reveals an underreporting of earned royalties due JHU of more than [**] percent ([**]%) for the period being audited, LICENSEE will pay the additional royalties due, and reimburse JHU the reasonable audit costs incurred.

7.	WARRANTIES, EXCLUSIONS AND NEGATION

7.1 JHU Warranty. JHU warrants and represents that the Inventors listed have provided an invention disclosure to the JHU Office of Technology Transfer (“JHTT”), that the Inventors have assigned such rights as they have in the Inventions to JHU, and that JHU, as assignee of the Inventions, has filed the patent applications referred to in this Agreement. JHU further warrants and represents that it has the complete right and authority to grant the licenses to LICENSEE hereunder, and that this Agreement and the exercise by LICENSEE of its rights hereunder does not violate or conflict with an contractual or other right that JHU or its affiliated entities has with a third party. To the best of JHU’s knowledge, information and belief, the LICENSED PATENT(S) accurately list the inventors of that Patent and JHU has received no claims of a third party to rights in the LICENSED PATENTS other than as may be specifically stated in this Agreement. JHU does not warrant against presently unknown claims of third parties that may arise after this Agreement.

7.2 Negation of Warranties. Except as set forth in Section 7.1, JHU provides LICENSEE the rights granted in this Agreement AS IS and WITH ALL FAULTS. JHU makes no other representations and extends no warranties of any kind, either express or implied. Among other things, JHU disclaims any express or implied warranties of merchantability or fitness for a particular purpose.

7.3 No Representation of LICENSED PATENT. LICENSEE also acknowledges that JHU does not represent or warrant:

(i) the validity or scope of any LICENSED PATENT, or

(ii) that the exploitation of LICENSED PATENT or TECHNOLOGY will be successful, or

(iii) except as set forth in Section 7.1,that there are no third party claims or prior filed patents that would affect ownership of the TECHNOLOGY or freedom to operate.

7.4 No other Promises or Warranties. Other than the obligations specifically stated in this Agreement, JHU makes no promises, express or implied, regarding the TECHNOLOGY. LICENSEE agrees that no representation or statement by any JHU employee shall be deemed to be a statement or representation by JHU, and that LICENSEE was not induced to enter this Agreement based upon any statement or representation of JHU, or any employee of JHU. JHU is not responsible for any publications, experiments or results reported by any JHU employee, now or in the future, including any of the INVENTORS and it is the sole responsibility of LICENSEE to evaluate the TECHNOLOGY and the accuracy of any data or results.

8.	INDEMNITY AND INSURANCE

8.1 Application. LICENSEE shall have exclusive control over the LICENSED PRODUCTS and LICENSED SERVICES provided by LICENSEE, and the risks and costs associated therewith. Therefore, LICENSEE will protect JHU INDEMNITEES from exposure to damages which arise from the actions of LICENSEE.

8.2 Indemnification. LICENSEE, AFFILIATED COMPANY and/or SUBLICENSEE agree that each shall be responsible for injuries or losses to third parties arising from or related to their own acts or omissions, or caused by or arising from LICENSED PRODUCTS or LICENSED SERVICES, or allegedly arising as a consequence of the exercise by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE of any rights granted in this Agreement. To that end, LICENSEE, AFFILIATED COMPANY and SUBLICENSEE shall protect JHU INDEMNITEES from any third party claims arising therefrom, including defending any action brought against JHU INDEMNITEES, with counsel reasonably acceptable to JHU, and indemnifying JHU INDEMNITEES as against any judgments, fees, expenses, or other costs arising from or incidental to any such lawsuit, claim, demand or other action, whether or not any JHU INDEMNITEE, is named as a party defendant in any such lawsuit and whether or not the JHU INDEMNITEES are alleged to be negligent or otherwise responsible for any injuries to persons or property. Exercise of the rights granted in this Agreement, by an AFFILIATED COMPANY or an agent or a SUBLICENSEE or a third party on behalf of or for the account of LICENSEE, shall be considered LICENSEE’s practice of said inventions for purposes of this Paragraph.

8.3 Exclusions.

8.3.1 No indemnification will be provided for claims arising from the practice by a JHU INDEMNITEE of the LICENSED PATENTS, or exercise of rights retained by JHU under this Agreement, or the practice of the LICENSED PATENTS outside the FIELD OF USE by a third party licensee of JHU.

8.3.2 No indemnification will be provided for a claim against a JHU INDEMNITEE for injuries allegedly caused solely and directly by negligent use or administration by a JHU INDEMNITEE of a LICENSED PRODUCT or LICENSED SERVICE, but any products liability or similar claim based upon a LICENSED PRODUCT or LICENSED SERVICE, made by or provided by LICENSEE or any AFFILIATED COMPANY or SUBLICENSEE will be covered by this indemnification requirement.

8.4 Survival after Termination. The obligation of LICENSEE to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an AFFILIATED COMPANY or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

8.5 Rights and Obligations of JHU. JHU shall provide LICENSEE with prompt notice of any claims covered by LICENSEE’s obligation to indemnify, and will provide reasonable cooperation to LICENSEE in LICENSEE’s investigation and defense of such claims. JHU shall have the right to participate in such defense with counsel of its choice and at JHU’s own expense. JHU shall have the right to approve the settlement of any claim hereunder that imposes any liability or obligation on JHU, or affects the LICENSED PATENTS, other than the payment of money damages paid by the LICENSEE.

8.6 Insurance. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT or LICENSED SERVICE, LICENSEE will establish and maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier acceptable to JHU to cover any liability of LICENSEE and JHU to third parties related to any LICENSED PRODUCT or LICENSED SERVICE, or otherwise arising from the activities of LICENSEE, any AFFILIATED COMPANY or SUBLICENSEE. The LICENSEE or the acquired insurance will provide minimum limits of liability of $[**] per claim and $[**] in aggregate and will include all JHU INDEMNITEES as additional insureds. LICENSEE will furnish a Certificate of Insurance or other evidence of compliance upon reasonable request. All insurance of LICENSEE will be primary coverage; other insurance of JHU and JHU INDEMNITEES will be excess and noncontributory.

9.	PATENT PROSECUTION, MAINTENANCE, & INFRINGEMENT

9.1 Prosecution & Maintenance.

9.1.1 Filing and Prosecution. JHU, at LICENSEE’s expense, shall file, prosecute and maintain all patents and patent applications specified under LICENSED PATENTS. Title to all such patents and patent applications shall reside in JHU. JHU shall have final decision authority over all patent matter. JHU shall (a) request its patent counsel to timely copy LICENSEE on all official actions and written correspondence with any patent office, and (b) allow LICENSEE an opportunity to comment and advise JHU on all matters relating to the prosecution and maintenance of the LICENSED PATENTS. JHU will consider any of LICENSEE’s comments and advice in good faith.

9.1.2 Responsibility of Licensee. LICENSEE shall be responsible for assuring that LICENSED PATENTS desired by LICENSEE are protected to the extent and in the areas desired by LICENSEE, including assuring timely review of patents drafted or filed, timely filing as necessary and payment of required costs.

9.1.3 Election Not to File in Certain Jurisdictions. By concurrent written notification to JHU and its patent counsel at least [**] days in advance (or later at JHU’s discretion) of any filing or response deadline, or fee due date, LICENSEE may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that LICENSEE pays for all costs incurred up to JHU’s receipt of such notification. Failure to provide such notification will be considered by JHU to be LICENSEE’s authorization to proceed at LICENSEE’s expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to the LICENSED PATENTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate, and thereafter reside solely in JHU.

9.2 Notification of Infringement by Third Party. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

9.3 Suit for Infringement.

9.3.1 LICENSEE shall have the first right to enforce the LICENSED PATENTS in the FIELD OF USE against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. This right to sue for infringement shall not be used in an arbitrary or capricious manner. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, LICENSEE may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof.

9.3.2 No settlement, consent judgment or other voluntary final disposition of the suit may be concluded without the prior written consent of JHU, which consent shall not be unreasonably withheld or delayed. JHU shall reasonably cooperate in any such litigation at LICENSEE’s expense, including being named as a party plaintiff in such action to the extent required.

9.3.3 If LICENSEE elects not to enforce any patent within the LICENSED PATENTS, it shall so notify JHU promptly in writing and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

9.4 Patent Invalidity Suit. LICENSEE shall defend at LICENSEE’s expense a declaratory judgment or other action brought by a third party naming LICENSEE or JHU as a defendant and alleging invalidity of any of the LICENSED PATENTS. JHU in its discretion may elect to take over the sole defense of the action at its own expense, in which case LICENSEE shall cooperate fully with JHU in connection with any such action.

9.5 Recovery. LICENSEE shall pay to JHU [**] percent ([**]%) of any monetary award, settlement or recovery, net of all reasonable attorneys’ fees and out-of-pocket costs and expenses incurred by LICENSEE in connection with each suit or settlement. If the cost and expenses exceed the recovery no additional amount shall be paid to JHU.

10.	HANDLING AND RESOLUTION OF DISPUTES.

10.1 Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement including the applicability or validity of any LICENSED PATENTS may be brought in the state or federal courts located in Baltimore, Maryland. Both parties agree to waive their right to a jury trial and to consent to jurisdiction in such courts.

10.2 Resolution. The parties shall attempt to resolve all disputes through informal means. This may include mediation, arbitration, or any other procedures upon which the parties agree. Each party agrees that, prior to resorting to litigation, it will confer with other party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the dispute.

10.3 Challenges to LICENSED PATENTS, Scope and Applicability – Requirements During and After Challenge of LICENSED PATENTS by LICENSEE. The provisions of this Paragraph 10.3 shall be included in any SUBLICENSE and pertain also to actions by a SUBLICENSEE. If LICENSEE, Affiliate or SUBLICENSEE brings an action against JHU challenging the validity or scope of the LICENSED PATENTS, or applicability of the LICENSED PATENTS to a LICENSED PRODUCT or LICENSED SERVICE the following shall apply.

10.3.1 Actions by a SUBLICENSEE shall be attributed to LICENSEE unless LICENSEE demonstrates that the action was taken independent of any influence by LICENSEE, and LICENSEE fully cooperates in defending the action, including affirming the validity of the LICENSED PATENTS challenged.

10.3.2 If such action determines that at least one claim of a patent challenged by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE is valid and, if applicable, but for this Agreement, infringed by a LICENSED PRODUCT or LICENSED SERVICE, the party challenging will thereafter, except as to PATENT COSTS, [**]. For clarity, this shall apply to [**], except incurred PATENT COSTS which will be paid as otherwise agreed.

10.3.3 If such action determines that at least one claim of a patent challenged by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE is valid and, if applicable, but for this Agreement, infringed by a LICENSED PRODUCT or LICENSED SERVICE, the LICENSEE, AFFILIATED COMPANY or SUBLICENSEE challenging will [**].

10.3.4 During the course of such challenge, all payments otherwise required by this Agreement shall be paid as and when due, to the same extent as if there were no challenge to the LICENSED PATENTS, and LICENSEE, AFFILIATED COMPANY or SUBLICENSEE will have no right to recoup any payments, including royalties, which become due before or during the challenge.

10.3.5 LICENSEE, AFFILIATED COMPANY or SUBLICENSEE shall not pay royalties into any escrow or other similar account, but shall make all payments to JHU as due and when due, unless LICENSEE or SUBLICENSEE has prior to the payment becoming due, voluntarily and completely terminated this Agreement. Timely and complete payment and full compliance by LICENSEE, Affiliate and SUBLICENSEE with all terms of this Agreement shall be a condition precedent to bringing and maintaining the legal action challenging the LICENSED PATENTS.

10.3.6 No less than [**] months prior to bringing an action seeking to invalidate or limit a LICENSED PATENT, LICENSEE or AFFILIATED COMPANY will provide written notice of the expected challenge to JHU which shall include a clear statement of the factual and legal basis for the challenge, and an identification of all prior art and other matter believed to invalidate any claim on the LICENSED PATENTS or which supports the claim that the LICENSED PATENT does not apply to the LICENSED PRODUCT or LICENSED SERVICE.

11.	TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within LICENSED PATENTS in that country or if no patents issue then for a term of ten (10) years from the FIRST COMMERCIAL SALE in such country.

11.2 Termination by Licensee. LICENSEE may terminate this Agreement by giving JHU written notice at least 90 days in advance of the proposed effective date of termination selected by LICENSEE. LICENSEE shall pay all sums due under this Agreement, including MARs, earned royalties, milestone payments or PATENT COSTS which are incurred or are or become due prior to the effective date of termination. In addition, LICENSEE shall also be obligated to pay any PATENT COSTS which are required to be incurred to preserve the patent prior to the effective date of termination. Termination will not preclude JHU from enforcing its right to collect from LICENSEE amounts accrued and payable prior to the effective date of termination.

11.3 Termination by JHU.

11.3.1 JHU may terminate this Agreement if LICENSEE fails to perform or otherwise materially breaches any of its material obligations hereunder, or of any related agreement including a sponsored research agreement if, following the giving of notice by JHU of its intent to terminate and stating the grounds therefor, LICENSEE has not cured the failure or breach within [**] days. If LICENSEE is diligently and in good faith attempting to cure the default, LICENSEE may request, and JHU shall grant an additional [**] days to cure the default. JHU may also terminate this Agreement if LICENSEE voluntarily or involuntarily enters bankruptcy or receivership proceedings.

11.3.2 Failure to Meet a Required Diligence Milestone. If this Agreement provides for diligence milestones which must be accomplished by specified dates or within specified periods of time, LICENSEE may cure any default for failure to meet a required diligence milestone in accordance with this subsection.

(i) LICENSEE must be diligently pursuing the milestone and provides JHU a reasonable explanation of the reasons for such failure and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone. If LICENSEE so notifies JHU and provides JHU with the foregoing explanation and plan, both of which are acceptable to JHU in its reasonable discretion, then the applicable diligence milestone will be amended in writing to incorporate the extended and/or amended milestone set forth in the plan presented by LICENSEE.

(ii) JHU may not withhold its approval to any extended and/or amended milestone if the explanation provided by LICENSEE demonstrates to JHU’s reasonable satisfaction that (A) the existence of technical difficulties or delays in preclinical or clinical studies ( e.g., negative toxicological or pharmacological test results or an adverse clinical event) or regulatory processes that LICENSEE, its AFFILIATED COMPANIES and/or SUBLICENSEES could not have reasonably avoided; (B) the issuance of an injunction or the grant of other equitable relief by a court of competent jurisdiction preventing LICENSEE, its AFFILIATED COMPANIES and/or SUBLICENSEES from practicing an invention under the LICENSED PATENTS; or (C) a failure to achieve, or a material delay in achieving, marketing approval for galeterone, a LICENSED PRODUCT or LICENSED SERVICE.

(iii) If the explanation and plan provided by LICENSEE are not reasonably acceptable to JHU, then LICENSEE may extend the milestone for up to an additional [**] months by paying [**] of the milestone payment associated with the milestone.

11.4 Survival of Sublicenses. Upon termination of this Agreement for any reason, any SUBLICENSEE shall become a direct licensee of JHU under the terms of this Agreement, provided that JHU’s obligations to SUBLICENSEE(S) are no greater than JHU’s obligations to LICENSEE hereunder.

12.	MISCELLANEOUS PROVISIONS.

12.1 Confidentiality.

12.1.1 As used in this Agreement, the term “Confidential Information” means any technical or business information furnished by LICENSEE to JHTI in connection with this Agreement which is (a) disclosed in writing or other tangible form and is labeled or identified as “CONFIDENTIAL” at the time of disclosure or, by written notice to JHU, within [**] days following disclosure; (b) disclosed verbally and reduced to writing or other tangible form and similarly labeled, within [**] days of verbal disclosure. It is understood and agreed that reports provided to JHU pursuant to paragraphs 4.3 and 6.1are Confidential Information hereunder.

12.1.2 JHU shall and shall cause its employees, faculty, staff, students, trustees and advisors engaged in the performance of this Agreement to: (a) employ all reasonable and diligent efforts to maintain all Confidential Information in strict confidence, except that JHU may disclose or permit the disclosure of any Confidential Information to its employees who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information to perform this Agreement; (b) use all Confidential Information solely for purposes of performing this Agreement; and (c) reproduce the Confidential Information only to the extent necessary to perform this Agreement, with all such reproductions being considered Confidential Information.

12.1.3 The obligations of JHU under Paragraph 12.1.2 shall not apply to Confidential Information to the extent that JHU can demonstrate that such applicable Confidential Information: (a) was in the public domain prior to the time of its disclosure under this Agreement; (b) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by JHU; (c) is or was disclosed to JHU at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary obligation of confidentiality with respect to such Confidential Information; (d) is or was developed by or for JHU without reference to information provided by LICENSEE or (e) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that LICENSEE receives prior written notice of such disclosure and the opportunity to assess the need to disclose and/or limit the scope of disclosure, and that JHU takes all reasonable and lawful actions at LICENSEE’s request and expense to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

12.2 Patent Marking. LICENSEE agrees that all LICENSED PRODUCT(S) sold by LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) will be marked with the number of the applicable patent(s) licensed hereunder in accordance with, and to the extent required by, each country’s patent laws.

12.3 Use of Name. LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital, Johns Hopkins Medicine or any contraction thereof or the name of

Inventors in any advertising, promotional literature, web sites, electronic media applications, sales literature, fundraising documents, or press releases and other print or electronic communications without prior written consent from an authorized representative of JHU. LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least [**] business days’ notice of any proposed public disclosure for JHU’s review and comment or to provide written consent, unless a shorter period is required in order for LICENSEE to comply with its disclosure obligations under federal and state securities laws. Such request shall be made through JHTI.

12.4 No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

12.5 Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the inventions licensed hereunder.

12.6 Assignment.

12.6.1 Permitted Assignment by Licensee. LICENSEE may assign this Agreement as part of a sale or merger, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, if the sale or merger is of LICENSEE’s entire business.

12.6.2 Any Other Assignment by Licensee. Any other attempt to assign this Agreement by LICENSEE is null and void in the absence of JHU’s written permission.

12.6.3 Conditions of Assignment. For any assignment, the following conditions must be met:

(i) LICENSEE must give JHU written notice of the assignment once complete, including the new assignee’s contact information; and

(ii) the new assignee must agree in writing to JHU to be bound by this Agreement.

12.6.4 Assignment Payment to JHU. Where the assignment is the result of complete sale or merger of LICENSEE, then LICENSEE (or its assignee) shall pay to JHU an assignment fee set forth in Exhibit A. For all other assignments, the assignment shall be treated in the same manner as a sublicense, such that assignment income shall be treated as SUBLICENSING INCOME.

12.6.5 After the Assignment. Upon a permitted complete assignment of this Agreement, LICENSEE will be released from further obligations under this Agreement, except for those sections that survive termination, and the term “LICENSEE” in this Agreement will thereafter mean the assignee.

12.7 Notice. Except for those communications which specifically under this Agreement may be sent via e-mail or other electronic communication (such as notification of PATENT COSTS incurred and due, and other routine communications), all notices, requests or communication required or permitted to be given by either party hereunder shall be given by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Notices shall be deemed effective when received.

If to LICENSEE:	One Broadway, 14th Floor
Cambridge, MA 02142
	Attn:	Chief Operating Officer
jmcbride@tokaipharma.com

If to JHU:	Executive Director
Johns Hopkins Technology Transfer
100 N. Charles Street, 5th Floor
Baltimore, MD 21201
	RE:	Agreement No. A26360

Communications requiring a prompt response should also be sent via email to [**]

12.8 Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and LICENSEE covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

12.9 Successors and Assigns. Other than as specifically stated herein, neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

12.10 No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing and signed by the party waiving. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

12.11 Entire Agreement; Amendment. LICENSEE and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that: (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

12.12 Binding Agreement. Exchange of this Agreement in draft or final form between the parties shall not be considered a binding offer, and this Agreement shall not be deemed final or binding on either party until the final Agreement has been signed by both parties.

12.13 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.14 Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed or continue to apply after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be. In addition, the following shall explicitly and specifically survive any termination or expiration:

(i) LICENSEE’s obligation to make payments to JHU, accrued or accruable during the License, including earned royalties, sublicensing payments, reimbursement of PATENT COSTS, late payments and interest;

(ii) any claim of LICENSEE or JHU, accrued or to accrue, because of any breach or default by the other party; and

(iii) the provisions of Articles 7, 8 and Paragraphs 11.4, 12.1 and 12.13.

12.15 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

12.16 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

12.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

[signature page follows]

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHNS HOPKINS UNIVERSITY		TOKAI PHARMACEUTICALS, INC.

/s/ Jill E. Uhl		/s/ John McBride
Name:	Jill E. Uhl	Name:	John McBride
Title:	Interim Executive Director	Title:	COO
Date:	9 Jan 2015	Date:	December 23, 2014

EXHIBIT A

LICENSE DEAL SHEET

PATENTS, FEES, ROYALTIES, SUBLICENSING PAYMENTS AND OTHER TERMS

SPECIFIC TO THE LICENSE

1.	INVENTIONS and INVENTORS:

[**].

2.	Unreimbursed Patent Costs: Estimated to be $[**]. Exact amount will be calculated and billed after execution of this Agreement.

LICENSEE will reimburse half of the unreimbursed PATENT COSTS within [**] days of the EFFECTIVE DATE. The remainder of unreimbursed PATENT COSTS shall be paid in [**] equal quarterly installments until fully paid.

If JHU grants additional commercial licenses under the LICENSED PATENTS outside the FIELD OF USE for consideration after the EFFECTIVE DATE, JHU shall notify LICENSEE thereof in writing and, from and after the effective date of any such license, LICENSEE’s obligation to reimburse JHU for any PATENT COSTS shall be reduced on a pro rata basis based on the number of additional commercial licensees of JHU. Any PATENT COSTS paid to JHU prior to the effective date of any such commercial license will be credited against future payments to JHU, if any such future payments to JHU are pending, on a pro rata basis.

3.	Field of Use: companion diagnostic for Galeterone (excluding commercial sale as research reagent).

4.	Major Market: U.S., France, Germany, Italy, Spain, U.K., Japan, Canada

5.	License Fee: The license fee due under Paragraph 5.1 is seventy-five thousand dollars ($75,000).

6.	Minimum Annual Royalties: The MARs described under Paragraph 5.3 are:

•	[**]

•	[**]

•	[**]

•	[**]

•	$30,000 [**]

7.	Royalties: The earned royalty rate payable under Paragraph 5.5 is [**] percent ([**]%) of NET REVENUE.

Should LICENSEE, any AFFILIATED COMPANY or SUBLICENSEE be required to pay running royalties to a third party in order to make, have made, use, sell, offer for sale or import a particular LICENSED PRODUCT or LICENSED SERVICE (an “Other Royalty”), then LICENSEE shall be entitled to credit [**] percent ([**]%) of such Other Royalties against the running royalty due to JHU, provided that the running royalties shall not be reduced below [**] percent ([**]%) of those that would otherwise be due JHU for that LICENSED PRODUCT or LICENSED SERVICE.

Notwithstanding the foregoing, the earned royalty rate under Paragraph 5.5 shall be [**] percent ([**]%) of NET REVENUE in any country for any LICENSED PRODUCT and LICENSED SERVICE not covered by an issued patent within LICENSED PATENTS in the country of sale.

8.	Milestone Payments. The milestone payments under Paragraph 5.4 are as follows:

[**]

9.	Diligence Milestones. The following milestones shall be achieved no later than the date shown.

[**]

10.	Sublicensing Income. LICENSEE shall pay to JHU twenty percent (20%) of all SUBLICENSING INCOME.

Where multiple technologies or licenses are included on one SUBLICENSE, where the amount attributed to each is not specifically stated in the SUBLICENSE, the amount attributable to each shall be deemed to apply equally to each technology or license that is included in the SUBLICENSE. Where reasonable to do so, LICENSEE may request another application of the SUBLICENSING INCOME, by providing a written request and analysis to JHTI of the basis for LICENSEE’s request, but in no circumstance shall less than [**]% of the SUBLICENSING INCOME be applied to the TECHNOLOGY licensed by this Agreement.

11.	Assignment Payment to JHU. If an assignment of this Agreement under Section 12.6.4 is the result of complete sale or merger of LICENSEE, then LICENSEE (or its assignee) shall pay to JHU an assignment fee equal to the greater of:

[**].

EXHIBIT B

QUARTERLY SALES & ROYALTY REPORT

FOR LICENSE AGREEMENT BETWEEN

AND

THE JOHNS HOPKINS UNIVERSITY

DATED

JHU Reference Number(s)

PERIOD: From	To

TOTAL ROYALTIES DUE FOR THIS PERIOD $

PRODUCT ID	PRODUCT NAME	*JHU REFERENCE	1st COMMERCIAL SALE DATE	TOTAL NET SALES/ SERVICES	ROYALTY RATE	AMOUNT DUE

*	Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on LICENSEE letterhead and accompany any royalty payments due for the reporting period. After the first sale on which royalties accrue, this report shall be submitted even if no sales are reported.

EXHIBIT C

DILIGENCE AND ANNUAL

REPORT GUIDELINES

FOR LICENSE AGREEMENT BETWEEN

AND

THE JOHNS HOPKINS UNIVERSITY

DATED

JHU Reference Number(s)

PERIOD: From	To

A. Progress by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) toward commercialization of LICENSED PRODUCTS or LICENSED SERVICES:

B. Notice of all FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCT or LICENSED SERVICE made or obtained by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE, the patents or patent applications licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service:

C. A Certificate of Insurance or other evidence of insurance is required and is attached.

             is not required. Reason:

D. AFFILIATED COMPANIES and SUBLICENSEES which have exercised rights to the TECHNOLOGY:

             NONE

             List attached with description of rights exercised.

E. Diligence and other milestones achieved:

F. Diligence and other milestones expected to be achieved this year:

G. Sublicense(s) entered during the year:

            NONE

Identification of SUBLICENSEE’s (copy of the SUBLICENSE attached, if not previously provided)

H. Change of control, name change or other significant change related to this Agreement or LICENSEE:

            NONE

Details: